Exhibit 99.1

FIRST UNITED CORPORATION ANNOUNCES

FIRST QUARTER 2026 FINANCIAL RESULTS

OAKLAND, MARYLAND— April 20, 2026: First United Corporation (the “Corporation, “we”, “us”, and “our”) (NASDAQ: FUNC), a bank holding company and the parent company of First United Bank & Trust (the “Bank”), today announced financial results for the three-month period ended March 31, 2026. Generally Accepted Accounting Principles (“GAAP”) net income was $6.7 million for the first quarter of 2026, or $1.03 per diluted share, compared to $5.8 million, or $0.89 per diluted share, for the first quarter of 2025 and $5.8 million, or $0.89 per diluted share, for the fourth quarter of 2025. Non-GAAP net income was $6.6 million, or $1.02 per diluted share, for the first quarter of 2026 compared to $5.8 million, or $0.89 per diluted share for the first quarter of 2025 and $7.2 million, or $1.10 per diluted share, for the fourth quarter of 2025. Return on Average Assets and Return on Average Equity for the quarter ended March 31, 2026, were 1.29% and 13.06%, respectively.

According to Jason Rush, President and CEO, “We delivered strong earnings this quarter, driven by continued margin expansion. While overall growth was again tempered by elevated loan payoffs and paydowns, we maintained solid credit performance and believe our balance sheet is well-positioned. Our focus on operational efficiency and prudent risk management continues to yield results, positioning us well as we enter 2026 with positive momentum.”

First Quarter Financial Highlights:

•	Net interest margin, on a non-GAAP, fully tax equivalent (“FTE”) basis, was 3.83% for the first quarter of 2026, reflecting increased loan yields and reduced funding costs.
•	Strong loan production during the quarter, with $98.0 million in commercial loan originations and $16.0 million in residential mortgage originations.
•	Provision expense was $0.9 million in the first quarter, as a result of continued economic and political uncertainty and increased off-balance sheet loan commitments, slightly offset by improved qualitative factors.
•	Deposits increased by $15.5 million, inclusive of the repayment of a $25.0 million brokered certificate of deposit.
•	Operating income, including net gains, increased slightly by $0.1 million when compared to the linked quarter.
•	Operating expenses decreased by $1.2 million when compared to the linked quarter related to a $1.2 million, net of tax, write-down on an other real estate owned (“OREO”) property in the fourth quarter 2025.
•	A cash dividend of $0.26 per common share was declared in the first quarter.

Income Statement Overview

On a GAAP basis, net income for the first quarter of 2026 was $6.7 million. This compares to $5.8 million in the first and fourth quarters of 2025.

	Q1 2026	Q4 2025	Q1 2025
Net Income, GAAP (millions)	$6.7	$5.8	$5.8
Net Income, non-GAAP (millions)	$6.6	$7.2	$5.8
Diluted net income per share, GAAP	$1.03	$0.89	$0.89
Diluted net income per share, non-GAAP	$1.02	$1.10	$0.89

First Quarter 2026 Compared to First Quarter 2025

The $0.9 million increase in quarterly net income when compared to the first quarter of 2025 was primarily driven by a $2.1 million increase in net interest income, an increase of $0.4 million in non-interest income, inclusive of gains, partially offset by a $0.2 million increase in provision for credit losses as a result of increased off-balance sheet loan commitments, an increase in non-interest expense of $1.1 million, and an increase in income tax expense of $0.3 million. Comparing the first quarter of 2026 to the same period of 2025, interest and fees on loans increased by $0.7 million resulting from new loans booked at higher rates late in 2025 and the repricing of adjustable-rate loans. Interest expense decreased by $0.4 million when comparing year-over-year quarterly expense, resulting from the repayment of a $25.0 million brokered certificate of deposit in January 2026 and $65.0 million in Federal Home Loan Bank (“FHLB”) borrowings in March 2026. Other operating income increased by $0.4 million, driven by an increase in trust and brokerage income of $0.2 million resulting from increased production and a $0.2 million increase in bank owned life insurance (“BOLI”) related to a one-time death benefit received in the first quarter of 2026. Other operating expenses increased by $1.1 million driven by a $0.9 million increase in salaries and benefits as a result of filling open positions throughout 2025, normal merit increases in April 2025 and increased incentive payouts, partially offset by reduced life and health insurance expense due to reduced claims and an increase in the reduction of costs associated with loan originations related to increased loan production. Professional services expenses increased by $0.1 million and data processing expenses increased by $0.2 million. These increases were partially offset by reductions in other expenses such as miscellaneous loan fees and net periodic pension expenses.

First Quarter 2026 Compared to Fourth Quarter 2025

Compared to the linked quarter, net income increased by $0.9 million primarily due to reduced non-interest expenses, partially offset by a $0.2 million increase in provision expense. Net interest income and non-interest income were stable when comparing the first quarter of 2026 to the fourth quarter of 2025. Other operating expenses decreased by $1.2 million primarily driven by the $1.2 million, net of tax, write-down on an OREO property in the fourth quarter of 2025. This decrease was partially offset by a $1.1 million increase in salaries and benefit expenses driven by increased salaries of $0.2 million related to new hires in 2026, an increase of $0.4 million in incentive expense as a result of the reversal of incentives in the fourth quarter of 2025 related to slower loan growth than budgeted, an increase of $0.3 million as a result of maximum payouts in executive incentive plans, and an increase in taxes of $0.2 million associated with these increases.

Net Interest Income and Net Interest Margin

First Quarter 2026 Compared to First Quarter 2025

Net interest income, on a non-GAAP, FTE basis, increased by $2.1 million for the first quarter of 2026 when compared to the first quarter of 2025. This increase was driven by an increase of $1.7 million in interest income. Interest income on loans increased by $0.7 million due to the increase of 21 basis points in overall yield on the loan portfolio as new loans were booked at higher rates during 2025 as well as the upward repricing of adjustable-rate loans. Investment income increased slightly by $0.1 million as management continues to reinvest cashflows back into the portfolio resulting in an increase in yield of 14 basis points. Interest income on federal funds sold increased by $0.8 million due to an increase of $87.2 million in average cash balances held at the Federal Reserve Bank as a result of strong deposit growth in 2025. Interest expense, in the first quarter of 2026, decreased by $0.4 million when compared to the first quarter of 2025. Interest on deposits remained stable despite a $95.9 million increase in average deposit balances, primarily in interest bearing demand and money market deposits. Long-term borrowing expense decreased by $0.3 million for the first quarter of 2026 when compared to the same period of 2025 due to the repayment of $65.0 million of FHLB advances at their maturity in March of 2026.

First Quarter 2026 Compared to Fourth Quarter 2025

Comparing the first quarter of 2026 to the fourth quarter of 2025, net interest income, on a non-GAAP, FTE basis, remained stable. Interest income decreased by $0.4 million driven by a decrease in average loan balances of $26.4 million in the first quarter of 2026 as a result of elevated loan payoffs during the first quarter of 2026. The decrease in interest income was partially offset by a decrease in interest expense of $0.5 million. Interest on deposits decreased by $0.4 million, driven by a decline in rate paid of 13 basis points despite an increase in average deposit balances of $28.4 million. Long-term borrowing expense decreased by $0.1 million due to the repayment of $65.0 million in March 2026. Management’s strategic focus on margin management during the first quarter of 2026 resulted in an 8 basis point increase in the net interest margin to 3.83% as compared to 3.75% for the fourth quarter of 2025.

Non-Interest Income

First Quarter 2026 Compared to First Quarter 2025

Other operating income increased by $0.4 million, driven by an increase in trust and brokerage income of $0.2 million, resulting from increased production as well as favorable increases in market values in assets under management, and a $0.2 million increase in BOLI related to a one-time death benefit received in the first quarter of 2026.

First Quarter 2026 Compared to Fourth Quarter 2025

On a linked quarter basis, other operating income, including net gains, increased slightly by $0.1 million. Net gains increased by $0.2 million related to the loss on the sale of a branch office recognized in the fourth quarter of 2025. BOLI income increased by $0.2 million attributable to the receipt of a one-time death benefit as discussed above. These increases were partially offset by a decrease in debit card income of $0.2 million due to an annual incentive payment received in the fourth quarter of 2025.

Non-Interest Expense

First Quarter 2026 Compared to First Quarter 2025

Other operating expenses increased by $1.1 million driven by a $0.9 million increase in salaries and benefits as a result of filling open positions throughout 2025, normal merit increases in April 2025 and increased incentive payouts, partially offset by reduced life and health insurance expense because of reduced claims and increased reductions in costs associated with loan originations. Professional services expenses increased by $0.1 million and data processing expenses increased by $0.2 million. These increases were partially offset by reductions in miscellaneous loan fees and net periodic pension expenses.

First Quarter 2026 Compared to Fourth Quarter 2025

Other operating expenses decreased by $1.2 million driven by the $1.2 million, net of tax, write-down on an OREO property and a $0.2 million, net of tax, contracted sale of a retail branch office in the fourth quarter of 2025. These decreases were partially offset by a $1.1 million increase in salaries and benefit expenses driven by increased salaries of $0.2 million related to new hires in 2026, an increase of $0.4 million in incentive expense related to the reversal of incentives in the fourth quarter of 2025 as a result of slower loan growth than budgeted,, an increase of $0.3 million related to maximum payouts on executive incentive plans, and an increase in payroll taxes of $0.2 million associated with the aforementioned salary increases.

The effective income tax rates, as a percentage of income, for the three-month periods ended March 31, 2026 and 2025 were both 24.6%.

Balance Sheet Overview

Total assets at March 31, 2026 were $2.0 billion, representing a $48.4 million decrease since December 31, 2025. During the first quarter of 2026, cash and interest-bearing deposits in other banks decreased by $41.8 million. The investment portfolio increased by $3.2 million as cashflows of the bonds were reinvested in the first quarter of 2026 in an effort to gain yield before long-term rates decline. Gross loans increased slightly by $3.8 million. While loan production was strong during the quarter, amortization and unusually high payoffs exceeded growth levels. Pension assets decreased by $0.8 million due to decreased market values.

Total liabilities at March 31, 2026 were $1.8 billion, representing a $50.1 million decrease since December 31, 2025. Total deposits increased by $15.5 million when compared to December 31, 2025. In January 2026, a $25.0 million brokered certificate of deposit with an interest rate of 4.23% matured and was repaid. Savings and money market accounts increased by $44.4 million due primarily to the expansion of current and new relationships throughout the first three months of 2026. Non-interest-bearing demand deposits decreased by $1.7 million and interest-bearing demand deposits decreased by $1.4 million due primarily to seasonal fluctuations in municipal and commercial account balances and increased spending by businesses and consumers. Retail time deposits decreased by $0.8 million since December 31, 2025.

Outstanding loans of $1.5 billion at March 31, 2026 reflected a $3.8 million increase since December 31, 2025.

Loan Type (in millions)	Change since December 31, 2025
Commercial	$15.4
Residential Mortgages	$(10.6)
Consumer	$(1.0)
Gross Loans	$3.8

Since December 31, 2025, commercial real estate loans increased by $38.7 million as a result of new customer relationships, acquisition and development loans increased by $7.5 million, commercial and industrial loans decreased by $30.8 million as a result of payoffs related to approximately $15.0 million due to competitive pricing, approximately $5.3 million related to sales of businesses, and approximately $8.0 million as a result of a refinance to another institution, residential mortgage loans decreased by $10.6 million as a result of normal amortization, and consumer loans decreased by $1.0 million.

New commercial loan production for the three months ended March 31, 2026 was approximately $98.0 million.  The pipeline of commercial loans as of March 31, 2026 was robust, and unfunded committed commercial construction loans totaled approximately $43.0 million.  Commercial amortization and payoffs were approximately $43.0 million through March 31, 2026, due primarily to pay-offs of short-term commercial loans as well as normal amortizations of the commercial loan portfolio.

New consumer mortgage loan production for the first quarter of 2026 was approximately $16.0 million, with most of this production comprised of in-house mortgages.  The pipeline of in-house, portfolio loans as of March 31, 2026 was $17.5 million. Unfunded commitments related to residential construction loans totaled $14.4 million at March 31, 2026.

Total deposits at March 31, 2026 increased by $15.5 million when compared to December 31, 2025.

Deposit Type (in millions)	Change since December 31, 2025
Non-Interest-Bearing	$(1.7)
Interest-Bearing Demand	$(1.4)
Savings and Money Market	$44.4
Time Deposits- Brokered	$(25.0)
Time Deposits- Retail	$(0.8)
Total Deposits	$15.5

In January 2026, a $25.0 million brokered certificate of deposit, with an interest rate of 4.23%, was repaid at its maturity. Savings and money market accounts increased by $44.4 million due primarily to the expansion of current and new relationships throughout the first three months of 2026. Non-interest-bearing demand deposits decreased by $1.7 million and interest-bearing demand deposits decreased by $1.4 million due primarily to seasonal fluctuations in municipal and commercial account balances and increased spending by businesses and consumers. Retail time deposits decreased by $0.8 million since December 31, 2025.

The book value of the Corporation’s common stock was $31.84 per share at March 31, 2026 compared to $31.33 per share at December 31, 2025. At March 31, 2026, there were 6,446,717 basic outstanding shares and 6,459,155 diluted outstanding shares of common stock. The increase in the book value at March 31, 2026 was due to the undistributed net income of $5.0 million for the first quarter of 2026.

Asset Quality

The allowance for credit losses (“ACL”) was $20.0 million at March 31, 2026 compared to $18.5 million recorded at March 31, 2025 and $19.5 million at December 31, 2025. The provision for credit losses was $0.9 million for the quarter ended March 31, 2026 compared to $0.7 million for the quarter ended March 31, 2025 and the fourth quarter of 2025. Asset quality remained strong during the first quarter of 2026. Net charge-offs of $0.2 million were recorded for the quarter ended March 31, 2026 compared to net charge-offs of $0.4 million for the quarter ended March 31, 2025. The ratio of the ACL to loans outstanding was 1.31% at March 31, 2026 compared to 1.28% at December 31, 2025 and 1.25% at March 31, 2025.

The ratio of net charge offs to average loans was 0.05% for the quarter ended March 31, 2026 and 0.10% for the quarter ended March 31, 2025. The commercial and industrial portfolio had net charge offs of 0.11% and 0.50% for the quarters ended March 31, 2026 and 2025, respectively. Net charge offs in consumer loans increased in the first quarter of 2026 when compared to the first quarter of 2025, from 0.65% to 1.23% . The increase was primarily driven by an increase in charge-offs in unsecured consumer loans. Details of the ratios, by loan type, are shown below. Our special assets team continues to actively collect on charged-off loans, resulting in overall low net charge-off ratios.

Ratio of Net (Charge Offs)/Recoveries to Average Loans

	3/31/2026	3/31/2025
Loan Type	(Charge Off) / Recovery	(Charge Off) / Recovery
Commercial Real Estate	0.00%	0.00%
Acquisition & Development	0.03%	0.26%
Commercial & Industrial	(0.11)%	(0.50)%
Residential Mortgage	0.00%	0.01%
Consumer	(1.23)%	(0.65)%
Total Net (Charge Offs)/Recoveries	(0.05)%	(0.10)%

Non-accrual loans totaled $4.7 million at March 31, 2026 compared to $4.2 million at December 31, 2025. The increase in non-accrual balances at March 31, 2026 was related to one commercial loan moving to non-accrual status in the first quarter.

Non-accrual loans that have been subject to partial charge-offs totaled $0.1 million at March 31, 2026 and $0.2 million at December 31, 2025.  There were no loans secured by 1-4 family residential real estate properties in the process of foreclosure at March 31, 2026. Loans secured by 1-4 family residential real estate properties in the process of foreclosure totaled $0.5 million at December 31, 2025. As a percentage of the loan portfolio, accruing loans past due 30 days or more increased slightly to 0.35% at March 31, 2026 compared to 0.32% at December 31, 2025 and 0.42% as of March 31, 2025.

ABOUT FIRST UNITED CORPORATION

First United Corporation is a Maryland corporation chartered in 1985 and a financial holding company registered with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended, that elected financial holding company status in 2021. The Corporation’s primary business is serving as the parent company of the Bank, First United Statutory Trust I (“Trust I”) and First United Statutory Trust II (“Trust II” and together with Trust I, “the Trusts”), both Connecticut statutory business trusts. The Trusts were formed for the purpose of selling trust preferred securities that qualified as Tier 1 capital. The Bank has two consumer finance company subsidiaries- Oak First Loan Center, Inc., a West Virginia corporation, and OakFirst Loan Center, LLC, a Maryland limited liability company – and one subsidiary that it uses to hold real estate acquired through foreclosure or by deed in lieu of foreclosure – First OREO Trust, a Maryland statutory trust. In addition, the Bank owns 99.9% of the limited partnership interests in Liberty Mews Limited Partnership, a Maryland limited partnership formed for the purpose of acquiring, developing and operating low-income housing units in Garrett County, Maryland, and a 99.9% non-voting membership interest in MCC FUBT Fund, LLC, an Ohio limited liability company formed for the purpose of acquiring, developing and operating low-income housing units in Allegany County, Maryland and Mineral County, West Virginia. The Corporation’s website is www.mybank.com

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995.  Forward-looking statements do not represent historical facts, but are statements about management's beliefs, plans and objectives about the future, as well as its assumptions and judgments concerning such beliefs, plans and objectives.  These statements are evidenced by terms such as "anticipate," "estimate," "should," "expect," "believe," "intend," and similar expressions.  Although these statements reflect management's good faith beliefs and projections, they are not guarantees of future performance and they may not prove true.  The beliefs, plans and objectives on which forward-looking statements are based involve risks and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements.  For a discussion of these risks and uncertainties, see the section of the periodic reports that First United Corporation files with the Securities and Exchange Commission entitled "Risk Factors". In addition, investors should understand that the Corporation is required under generally accepted accounting principles to evaluate subsequent events through the filing of the consolidated financial statements included in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2026 and the impact that any such events have on our critical accounting assumptions and estimates made as of March 31, 2026, which could require us to make adjustments to the amounts reflected in this press release.

FIRST UNITED CORPORATION

Oakland, MD

Stock Symbol :  FUNC

Financial Highlights - Unaudited

	Three Months Ended
(Dollars in thousands, except per share data)	March 31, 2026	March 31, 2025
Results of Operations:
Interest income	$25,710	$24,062
Interest expense	7,637	8,046
Net interest income	18,073	16,016
Provision for credit losses	879	656
Other operating income	5,208	4,822
Net gains	132	92
Other operating expense	13,692	12,576
Income before taxes	$8,842	$7,698
Income tax expense	2,179	1,892
Net income	$6,663	$5,806

Per share data:
Basic net income per share	$1.03	$0.90
Diluted net income per share	$1.03	$0.89
Adjusted Basic net income (1)	$1.02	$0.90
Adjusted Diluted net income (1)	$1.02	$0.89
Dividends declared per share	$0.26	$0.22
Basic book value per share	$31.84	$28.35
Adjusted basic book value per share (1)	$31.83	$20.87
Diluted book value per share	$31.78	$28.27
Adjusted diluted book value per share (1)	$31.77	$20.85
Tangible book value per share	$30.08	$26.55
Adjusted tangible book value per share (1)	$30.07	$19.21
Diluted Tangible book value per share	$30.02	$26.47
Adjusted diluted tangible book value per share (1)	$30.01	$19.19

Closing market value	$36.64	$30.02
Market Range:
High	$40.53	$41.61
Low	$35.02	$29.38

Shares outstanding at period end: Basic	6,446,717	6,478,634
Shares outstanding at period end: Diluted	6,459,155	6,497,454

Performance ratios: (Year to Date Period End)
Return on average assets	1.29%	1.19%
Adjusted return on average assets (1)	1.28%	1.19%
Return on average shareholders' equity	13.06%	12.83%
Adjusted return on average shareholders' equity (1)	12.99%	12.83%
Net interest margin (non-GAAP), includes tax exempt income of $57 and $49	3.83%	3.56%
Net interest margin GAAP	3.82%	3.55%
Efficiency ratio - non-GAAP (2)	58.45%	59.95%

(1) See reconcilation of this non-GAAP financial measure provided elsewhere herein.

(2) Efficiency ratio is a non-GAAP measure calculated by dividing total operating expenses by the sum of tax equivalent net interest income and other operating income, less gains/(losses) on disposals of fixed assets.

	March 31, 2026	December 31, 2025
Financial Condition at period end:
Assets	$2,039,010	$2,087,453
Earning assets	$1,810,557	$1,807,780
Gross loans	$1,525,466	$1,521,704
Commercial Real Estate	$609,491	$570,808
Acquisition and Development	$97,785	$90,272
Commercial and Industrial	$246,192	$277,034
Residential Mortgage	$526,314	$536,912
Consumer	$45,684	$46,678
Investment securities	$282,711	$279,534
Total deposits	$1,750,703	$1,735,149
Noninterest bearing	$451,303	$453,036
Interest bearing	$1,299,400	$1,282,113
Shareholders' equity	$205,262	$203,634

Capital ratios:

Tier 1 to risk weighted assets	15.82%	15.36%
Common Equity Tier 1 to risk weighted assets	13.94%	13.52%
Tier 1 Leverage	12.23%	12.21%
Total risk based capital	17.07%	16.61%

Asset quality:

Net charge-offs for the quarter	$(198)	$(99)
Nonperforming assets: (Period End)
Nonaccrual loans	$4,695	$4,192
Loans 90 days past due and accruing	66	477
Total nonperforming loans and 90 day past due	$4,761	$4,669

Other real estate owned	$1,083	$1,083
Other repossessed assets	$2,692	$2,802
Modified loans	$1,955	$1,209

Allowance for credit losses to gross loans	1.31%	1.28%
Allowance for credit losses to non-accrual loans	424.94%	464.46%
Allowance for credit losses to non-performing assets	233.73%	227.61%
Non-performing loans and 90 day past due loans to total loans	0.31%	0.31%
Non-performing loans and 90 day past due loans to total assets	0.23%	0.22%
Non-accrual loans to total loans	0.31%	0.28%
Non-performing assets to total assets	0.42%	0.41%

FIRST UNITED CORPORATION

Oakland, MD

Stock Symbol :  FUNC

Financial Highlights - Unaudited

	For the Three Months Ended
(Dollars in thousands, except per share data)	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025
Results of Operations:
Interest income	$25,710	$26,153	$25,762	$24,871	$24,062
Interest expense	7,637	8,166	8,359	8,164	8,046
Net interest income	18,073	17,987	17,403	16,707	16,016
Provision for credit losses	879	717	510	860	656
Other operating income	5,208	5,330	5,074	4,940	4,822
Net (losses)/gains	132	(97)	261	146	92
Other operating expense	13,692	14,869	12,986	12,974	12,576
Income before taxes	$8,842	$7,634	$9,242	$7,959	$7,698
Income tax expense	2,179	1,857	2,294	1,975	1,892
Net income	$6,663	$5,777	$6,948	$5,984	$5,806

Per share data:
Basic net income per share	$1.03	$0.89	$1.07	$0.92	$0.90
Diluted net income per share	$1.03	$0.89	$1.07	$0.92	$0.89
Adjusted basic net income (1)	$1.02	$1.10	$1.07	$0.92	$0.90
Adjusted diluted net income (1)	$1.02	$1.10	$1.07	$0.92	$0.89
Dividends declared per share	$0.26	$0.26	$0.26	$0.22	$0.22
Book value	$31.84	$31.33	$30.65	$29.43	$28.35
Diluted book value	$31.78	$31.27	$30.59	$29.38	$28.27
Tangible book value per share	$30.08	$29.56	$28.87	$27.64	$26.55
Diluted Tangible book value per share	$30.02	$29.50	$28.82	$27.59	$26.47

Closing market value	$36.64	$37.19	$36.77	$31.01	$30.02
Market Range:
High	$40.53	$40.79	$38.41	$32.09	$41.61
Low	$35.02	$33.63	$32.02	$25.90	$29.38

Shares outstanding at period end: Basic	6,446,717	6,499,476	6,496,908	6,494,611	6,478,634
Shares outstanding at period end: Diluted	6,459,155	6,511,358	6,508,790	6,506,493	6,497,454

Performance ratios: (Year to Date Period End, annualized)
Return on average assets	1.29%	1.21%	1.24%	1.20%	1.19%
Adjusted return on average assets (1)	1.28%	1.28%	1.24%	1.20%	1.19%
Return on average shareholders' equity	13.06%	12.70%	13.23%	12.78%	12.83%
Adjusted return on average shareholders' equity (1)	12.99%	13.39%	13.23%	12.78%	12.83%
Net interest margin (Non-GAAP), includes tax exempt income of $57 and $49	3.83%	3.67%	3.64%	3.61%	3.56%
Net interest margin GAAP	3.82%	3.66%	3.63%	3.60%	3.55%
Efficiency ratio - non-GAAP (2)	58.45%	58.19%	58.73%	59.66%	59.95%

(1) See reconcilation of this non-GAAP financial measure provided elsewhere herein.

(2) Efficiency ratio is a non-GAAP measure calculated by dividing total operating expenses by the sum of tax equivalent net interest income and other operating income, less gains/(losses) on disposals of fixed assets.

Financial Condition at period end:	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025
Assets	$2,039,010	$2,087,453	$2,023,974	$2,007,471	$1,979,753
Earning assets	$1,810,557	$1,807,780	$1,784,056	$1,789,747	$1,762,891
Gross loans	$1,525,466	$1,521,704	$1,496,762	$1,502,481	$1,479,869
Commercial Real Estate	$609,491	$570,808	$554,418	$550,717	$532,764
Acquisition and Development	$97,785	$90,272	$93,968	$98,937	$94,063
Commercial and Industrial	$246,192	$277,034	$279,079	$281,484	$282,370
Residential Mortgage	$526,314	$536,912	$521,317	$521,968	$520,072
Consumer	$45,684	$46,678	$47,980	$49,375	$50,600
Investment securities	$282,711	$279,534	$278,898	$279,541	$275,143
Total deposits	$1,750,703	$1,735,149	$1,678,902	$1,614,207	$1,623,574
Noninterest bearing	$451,303	$453,036	$429,986	$425,784	$422,415
Interest bearing	$1,299,400	$1,282,113	$1,248,916	$1,188,423	$1,201,159
Shareholders' equity	$205,262	$203,634	$199,099	$191,147	$183,694

Capital ratios:

Tier 1 to risk weighted assets	15.82%	15.36%	15.59%	15.22%	14.87%
Common Equity Tier 1 to risk weighted assets	13.94%	13.52%	13.68%	13.32%	12.97%
Tier 1 Leverage	12.23%	12.21%	12.10%	12.08%	11.94%
Total risk based capital	17.07%	16.61%	16.84%	16.47%	16.10%

Asset quality:

Net (charge-offs)/recoveries for the quarter	$(198)	$(99)	$(435)	$(151)	$(360)
Nonperforming assets: (Period End)
Nonaccrual loans	$4,695	$4,192	$3,825	$3,813	$4,026
Loans 90 days past due and accruing	66	477	801	535	233
Total nonperforming loans and 90 day past due	$4,761	$4,669	$4,626	$4,348	$4,259

Other real estate owned	$1,083	$1,083	$2,718	$3,035	$3,062
Other repossessed assets	$2,692	$2,802	$3,043	$2,802	$2,802
Modified loans	$1,955	$1,209	$998	$1,198	$1,021

Allowance for credit losses to gross loans	1.31%	1.28%	1.28%	1.27%	1.25%
Allowance for credit losses to non-accrual loans	424.94%	464.46%	499.06%	499.45%	458.69%
Allowance for credit losses to non-performing assets	233.73%	227.61%	183.78%	186.98%	182.43%
Non-performing loans and 90 day past due loans to total loans	0.31%	0.31%	0.31%	0.29%	0.29%
Non-performing loans and 90 day past due loans to total assets	0.23%	0.22%	0.23%	0.22%	0.22%
Non-accrual loans to total loans	0.31%	0.28%	0.26%	0.25%	0.27%
Non-performing assets to total assets	0.42%	0.41%	0.51%	0.51%	0.51%

(Dollars in thousands - Unaudited)	March 31, 2026	December 31, 2025
Assets
Cash and due from banks	$89,220	$129,830
Interest bearing deposits in banks	627	1,782
Cash and cash equivalents	89,847	131,612
Investment securities – available for sale (at fair value)	109,004	107,144
Investment securities – held to maturity (at cost)	172,672	171,361
Equity investments with readily determinable fair market values	1,035	1,029
Restricted investment in bank stock, at cost	1,621	4,630
Loans held for sale	132	130
Loans	1,525,466	1,521,704
Unearned fees	(512)	(476)
Allowance for credit losses	(19,951)	(19,470)
Net loans	1,505,003	1,501,758
Premises and equipment, net	30,020	29,665
Goodwill and other intangible assets	11,361	11,444
Bank owned life insurance	50,125	50,360
Deferred tax assets	9,141	8,730
Other real estate owned, net	1,083	1,083
Operating lease asset	939	1,015
Pension asset	20,036	20,798
Accrued interest receivable and other assets	36,991	46,694
Total Assets	$2,039,010	$2,087,453
Liabilities and Shareholders’ Equity
Liabilities:
Non-interest bearing deposits	$451,303	$453,036
Interest bearing deposits	1,299,400	1,282,113
Total deposits	1,750,703	1,735,149
Short-term borrowings	19,588	17,661
Long-term borrowings	30,929	95,929
Operating lease liability	1,095	1,180
Allowance for credit loss on off balance sheet exposures	1,418	1,218
Accrued interest payable and other liabilities	28,323	30,992
Dividends payable	1,692	1,690
Total Liabilities	1,833,748	1,883,819
Shareholders’ Equity:
Common Stock – par value $0.01 per share; Authorized 25,000,000 shares; issued and outstanding 6,446,717 at March 31, 2026 and 6,499,476 at December 31, 2025	64	65
Surplus	19,360	21,551
Retained earnings	212,255	207,284
Accumulated other comprehensive loss	(26,417)	(25,266)
Total Shareholders’ Equity	205,262	203,634
Total Liabilities and Shareholders’ Equity	$2,039,010	$2,087,453

	2026	2025
In thousands	Q1	Year to date	Q4	Q3	Q2	Q1
	(Unaudited)
Interest income
Interest and fees on loans	$22,502	$90,328	$23,219	$23,060	$22,294	$21,755
Interest on investment securities
Taxable	1,882	7,210	1,845	1,826	1,776	1,763
Exempt from federal income tax	59	218	59	57	57	45
Total investment income	1,941	7,428	1,904	1,883	1,833	1,808
Other	1,267	3,092	1,030	819	744	499
Total interest income	25,710	100,848	26,153	25,762	24,871	24,062
Interest expense
Interest on deposits	6,631	27,524	7,044	7,009	6,788	6,683
Interest on short-term borrowings	11	75	17	17	21	20
Interest on long-term borrowings	995	5,136	1,105	1,333	1,355	1,343
Total interest expense	7,637	32,735	8,166	8,359	8,164	8,046
Net interest income	18,073	68,113	17,987	17,403	16,707	16,016
Credit loss expense/(credit)
Loans	679	2,345	480	480	728	657
Debt securities held to maturity	—	43	—	43	—	—
Off balance sheet credit exposures	200	355	237	(13)	132	(1)
Provision for credit losses	879	2,743	717	510	860	656
Net interest income after provision for credit losses	17,194	65,370	17,270	16,893	15,847	15,360
Other operating income
Net gains on investments, available for sale	—	97	—	97	—	—
Gains on sale of residential mortgage loans	86	533	132	163	146	92
Gains/(losses) on disposal of fixed assets	46	(228)	(229)	1	—	—
Net gains/(losses)	132	402	(97)	261	146	92
Other Income
Service charges on deposit accounts	547	2,255	568	563	577	547
Other service charges	189	845	207	218	214	206
Trust department	2,554	9,824	2,667	2,448	2,386	2,323
Debit card income	931	4,057	1,173	980	983	921
Bank owned life insurance	539	1,408	364	355	348	341
Brokerage commissions	382	1,445	308	346	370	421
Other	66	332	43	164	62	63
Total other income	5,208	20,166	5,330	5,074	4,940	4,822
Total other operating income	5,340	20,568	5,233	5,335	5,086	4,914
Other operating expenses
Salaries and employee benefits	8,201	29,347	7,108	7,589	7,319	7,331
FDIC premiums	279	1,051	273	266	267	245
Equipment	521	2,217	559	515	565	578
Occupancy	725	2,860	817	679	675	689
Data processing	1,664	6,243	1,623	1,517	1,600	1,503
Marketing	234	904	288	182	196	238
Professional services	569	2,449	745	639	589	476
Contract labor	166	634	178	127	166	163
Telephone	96	380	97	89	96	98
Other real estate owned	123	2,235	1,866	69	208	92
Investor relations	60	306	55	57	132	62
Contributions	65	344	120	90	78	56
Other	989	4,435	1,140	1,167	1,083	1,045
Total other operating expenses	13,692	53,405	14,869	12,986	12,974	12,576
Income before income tax expense	8,842	32,533	7,634	9,242	7,959	7,698
Provision for income tax expense	2,179	8,018	1,857	2,294	1,975	1,892
Net Income	$6,663	$24,515	$5,777	$6,948	$5,984	$5,806
Basic net income per share	$1.03	$3.78	$0.89	$1.07	$0.92	$0.90
Diluted net income per share	$1.03	$3.77	$0.89	$1.07	$0.92	$0.89
Weighted average number of basic shares outstanding	6,483	6,490	6,499	6,496	6,489	6,474
Weighted average number of diluted shares outstanding	6,494	6,504	6,510	6,508	6,506	6,490
Dividends declared per share	$0.26	$0.96	$0.26	$0.26	$0.22	$0.22

Non-GAAP Financial Measures (unaudited)

Reconciliation of as reported (GAAP) and non-GAAP financial measures

The following tables below provide a reconciliation of certain financial measures calculated under generally accepted accounting principles ("GAAP") (as reported) and non-GAAP. A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed in the most directly comparable measure calculated and presented in accordance with GAAP in the United States. The Company’s management believes the presentation of non-GAAP financial measures provide investors with a greater understanding of the Company’s operating results in addition to the results measured in accordance with GAAP. While management uses these non-GAAP measures in its analysis of the Company’s performance, this information should not be viewed as a substitute for financial results determined in accordance with GAAP or considered to be more important than financial results determined in accordance with GAAP.

The following non-GAAP financial measures exclude gains on disposal of fixed assets in 2026.

	Three months ended March 31,
(in thousands, except for per share amount)	2026	2025
Net income - as reported	$6,663	$5,806
Adjustments:
Gain on disposal of fixed assets	(46)	—
Income tax effect of adjustments	11	—
Adjusted net income (non-GAAP)	$6,628	$5,806

Basic and diluted earnings per share - as reported	$1.03	$0.89
Adjustments:
Gain on disposal of fixed assets	(0.01)	—
Adjusted basic and diluted earnings per share (non-GAAP)	$1.02	$0.89

	As of or for the three months ended
	March 31,
(in thousands, except per share data)	2026	2025
Per Share Data
Basic net income per share - as reported	$1.03	$0.90
Basic net income per share - non-GAAP	$1.02	$0.90
Diluted net income per share - as reported	$1.03	$0.89
Diluted net income per share - non-GAAP	$1.02	$0.89
Basic book value per share	$31.84	$28.40
Adjusted basic book value per share (1) - non-GAAP	$31.83	$28.40
Diluted book value per share	$31.78	$28.42
Tangible book value per share	$30.08	$26.55
Diluted Tangible book value per share	$30.02	$26.47

Basic book value per share - as reported	$31.84	$28.40
Adjustments:
Gain on disposal of fixed assets	(0.01)	—
Adjusted basic book value per share (non-GAAP)	$31.83	$28.40

Diluted book value per share - as reported	$31.78	$28.40
Adjustments:
Gain on disposal of fixed assets	(0.01)	—
Adjusted diluted book value per share (non-GAAP)	$31.77	$28.40

	As of or for the three months ended
	March 31,
Significant Ratios:	2026	2025
Return on Average Assets - as reported	1.29%	1.19%
Adjustments:
Gain on disposal of fixed assets	(0.01)%	—
Adjusted Return on Average Assets (non-GAAP)	1.28%	1.19%

Return on Average Equity - as reported	13.06%	12.83%
Adjustments:
Gain on disposal of fixed assets	(0.07)%	—
Adjusted Return on Average Equity (non-GAAP)	12.99%	12.83%

	Three Months Ended
	March 31,
	2026			2025
(dollars in thousands)	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Assets
Loans	$1,483,206	22,513	6.16%	$1,483,151	21,768	5.95%
Investment Securities:
Taxable	290,835	1,885	2.63%	284,303	1,763	2.51%
Non taxable	7,498	105	5.68%	6,524	81	5.04%
Total	298,333	1,990	2.71%	290,827	1,844	2.57%
Federal funds sold	128,969	1,169	3.68%	41,750	384	3.73%
Interest-bearing deposits with other banks	4,234	23	2.20%	8,488	15	0.72%
Other interest earning assets	4,219	72	6.92%	5,774	100	7.02%
Total earning assets	1,918,961	25,767	5.45%	1,829,990	24,111	5.34%
Allowance for credit losses	(21,654)			(18,413)
Non-earning assets	201,510			165,125
Total Assets	$2,098,817			$1,976,702
Liabilities and Shareholders’ Equity
Deposits
Interest-bearing demand deposits	$396,375	$1,668	1.71%	$373,903	$1,652	1.79%
Interest-bearing money markets- retail	548,853	3,675	2.72%	464,151	3,547	3.10%
Interest-bearing money markets- brokered	168	1	2.41%	134	1	3.03%
Savings deposits	159,673	38	0.10%	171,517	43	0.10%
Time deposits - retail	150,022	924	2.50%	144,519	1,046	2.94%
Time deposits - brokered	31,111	325	4.24%	36,041	394	4.43%
Total deposits	1,286,202	6,631	2.09%	1,190,265	6,683	2.28%
Short-term borrowings	18,588	11	0.24%	23,053	20	0.35%
Long-term borrowings	87,262	995	4.62%	120,929	1,343	4.50%
Total interest-bearing liabilities	1,392,052	7,637	2.22%	1,334,247	8,046	2.45%
Non-interest-bearing deposits	466,475			427,518
Other liabilities	33,383			31,474
Shareholders’ Equity	206,907			183,463
Total Liabilities and Shareholders’ Equity	$2,098,817			$1,976,702
Net interest income and spread		$18,130	3.23%		$16,065	2.89%
Net interest margin			3.83%			3.56%